EXHIBIT 5

June 15, 2007

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

 We have been requested by The Enlightened Gourmet, Inc.,  a Nevada corporation (the "Company"), to furnish our opinion in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the Commission") under the Securities Act of 1933, as amended (the "Act"), covering an aggregate of  [57,940,499] shares (the "Shares") of the Company's Common Stock, par value $.001 per share, to be offered and sold by the selling stockholders named therein.   The Shares include both presently issued and outstanding Shares (the “Issued Shares”) and Shares to be issued upon conversion of certain outstanding debt instruments and exercise of certain outstanding warrants (collectively, the “Derivative Shares”).

In connection with the foregoing, we have made such examination as we have deemed necessary for the purpose of rendering this opinion.

Based upon such examination, it is our opinion that under the Nevada General Corporation law (i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) upon conversion or exercise of the instruments underlying the Derivative Shares in accordance with their respective terms, the Derivative Shares will have been duly authorized and will be validly issued, fully paid and non-assessable

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

Levy & Droney PC

By: S/ RICHARD T. KEPPELMAN
Richard T. Keppelman, a Principal